Exhibit 99.1
Coleman Cable, Inc. Announces Second-Quarter 2008 Results
WAUKEGAN, Ill., August 7, 2008 — Coleman Cable, Inc. (NASDAQ: CCIX) (the “Company,” “Coleman,” “we,” “us,” or “our”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced second-quarter 2008 financial results.
Second-Quarter Results
•	Revenue of $267.6 million, up 8 percent over the same quarter last year

•	Adjusted EBITDA of $18.8 million, down $2.4 million from the same quarter last year

•	Adjusted EPS of $0.16 per share, as compared to $0.25 for the same quarter last year

•	Total debt (net of cash and cash equivalents) reduced $11.0 million during the second quarter while maintaining a ratio of net debt to Adjusted EBITDA on a sequential quarter basis
Management Comments

Commenting on second quarter results, Gary Yetman, president and CEO, said, “Overall, our financial results for the quarter were at the lower end of our expectations on an adjusted EBITDA basis due in part to challenging economic conditions and significant increases in the cost of our raw materials. However, we were able to use the cash we generated during the quarter to strengthen our balance sheet and lower our overall outstanding debt (net of cash and equivalents) by approximately $11 million on a sequential basis versus the end of the first quarter. Additionally, we were pleased with the performance of our distribution segment in the midst of a rather difficult business environment. Our Original Equipment Manufacturer (OEM) segment performed below expectation, experiencing lower sales demand, as well as lower gross profit in large part due to our inability to timely pass on inflationary cost increases to our customers within this segment.
“General market uncertainty and softening demand has resulted in increased price competition within our industry making it difficult to pass along inflationary cost increases. We believe these factors are likely to continue during the second half of 2008. We are adjusting our pricing and rationalizing our customer base within the OEM segment, particularly with our appliance and transportation customers, to mitigate the impact of increased raw material costs on our profitability and ensure long-term viability within the segment. We recognize that we may lose future OEM sales as a result.
“In addition, our earnings for the quarter were negatively affected, as compared to the same period last year, by restructuring and other integration costs in connection with our ongoing integration of our 2007 acquisitions, which combined with increased corporate and sales and marketing expenses brought about largely by these same acquisitions, reduced our earnings as compared to the second quarter of 2007.
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Coleman Cable, Inc. Announces Second-Quarter 2008 Results

“We have largely completed our previously announced plan to consolidate three of our distribution facilities into a single, leased distribution facility at the Company’s new Midwest distribution center in Pleasant Prairie, Wis. Additionally, we continued the execution of our integration strategy for a number of the manufacturing and distribution facilities which were acquired as part of the Copperfield acquisition. While we expect to record $4 million to $6 million in restructuring charges for these integration activities in 2008, Coleman remains on target to realize approximately $3 million in annual cost savings in 2009 and subsequent years.”
Mr. Yetman concluded, “Taking into consideration the current economic climate as well as our expectations for our businesses, including the potential outcome of our OEM pricing and rationalization efforts, for the third quarter of 2008, we expect revenues will be in a range of $265 million to $275 million, Adjusted EBITDA in a range of $18 million to $22 million, and Adjusted earnings per share in a range of $0.12 to $0.26.”
GAAP Second-Quarter Results

We reported net sales for the 2008 second quarter of $267.6 million compared to net sales of $247.0 million in the same period last year, which represents an increase of 8.3 percent and reflects the Company’s 2007 acquisitions and the impact of higher copper prices for the second quarter of 2008 compared to the same quarter last year. Volume (total pounds shipped) increased 2.5 percent in the second quarter of 2008 compared to the prior-year period. The increase in total sales volume was driven by a 7.6 percent increase within the Company’s distribution segment, due primarily to the expansion of our customer base as a result of the 2007 acquisitions, partially offset by a 4.8 percent decline in total sales volume within its OEM segment, primarily reflecting decreased demand from existing customers.
Our gross profit rate for the second quarter of 2008 was 10.6 percent compared to 11.5 percent for the same period of 2007. While gross profit within Coleman’s distribution segment increased, gross profit declined within the OEM segment due in part to the negative impact of lower sales volume and the negative impact of inflationary cost pressures.
Selling, engineering, general and administrative (SEG&A) expense for the 2008 second quarter increased to $13.5 million from $11.0 million in the 2007 second quarter. The $2.5 million increase was primarily comprised of an increase in payroll-related expenses due primarily to increased head count stemming from the Company’s 2007 acquisitions, an increase in non-payroll general and administrative expenses, and to a lesser degree, higher expenses across a number of selling and marketing categories. As a result of these increases, SEG&A expense as a percentage of sales increased to 5.0 percent during the 2008 second quarter, as compared to 4.5 percent for the second quarter of 2007. However, SEG&A expense as a percentage of sales in the current quarter decreased nominally on a sequential basis versus the first quarter.
Intangible amortization expense for the 2008 second quarter was $3.1 million, as compared to $2.6 million for the 2007 second quarter, with the expense in both periods arising from the amortization of intangible assets recorded in relation to the Company’s 2007 acquisitions.
Restructuring charges for the second quarter of 2008 were $2.8 million, a result of the integration of the Copperfield facilities, compared to restructuring charges of $0.2 million for the same period of 2007 attributable to the 2006 closure of Coleman’s facility in Siler City, N. C.
Interest expense, net, for the second quarter of 2008 was $7.5 million compared to $8.1 million for the same period of 2007, due primarily to lower interest rates partially offset by increased borrowings.
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Coleman Cable, Inc. Announces Second-Quarter 2008 Results

Income tax expense was $0.5 million in the 2008 second quarter compared to $2.4 million for 2007 second quarter, primarily reflecting decreased pre-tax income in the current period.
Net income for the second quarter of 2008 was $0.8 million, compared to $4.1 million in the second quarter of 2007. Earnings per share for the second quarter were $0.05 in the 2008 period compared to $0.24 in the 2007 period. The decrease in net income and earnings per share is a result of the reasons listed above.
The Company continues to strengthen its balance sheet. Net working capital was approximately 22.6 percent of net sales for the quarter, and improved sequentially 0.5 percentage points as compared to the first quarter of 2008.
Non-GAAP Second-Quarter 2008 Results
In an effort to better assist investors in understanding its financial results, the Company has provided in this release Adjusted Net Income, Adjusted Earnings Per Share (EPS), and Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which are all measures not defined under accounting principles generally accepted in the United States (GAAP). Management believes these numbers are useful to investors in understanding the results of operations because they illustrate the impact that interest, taxes, depreciation, amortization, and other non-recurring and/or non-cash charges had on results. We use these terms in this release as they are calculated in the financial information set forth below.
Webcast
Coleman Cable has scheduled its conference call for Friday, August 8, 2008, at 10:00 a.m. Central time. Hosting the call will be Gary Yetman, president and CEO, and Richard Burger, executive vice president and CFO. A live broadcast of Coleman Cable’s conference call, along with accompanying visuals, will be available through the Company’s website at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:
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Coleman Cable, Inc. Announces Second-Quarter 2008 Results

•   fluctuations in the supply or price of copper and other raw materials;
•  increased competition from other wire and cable manufacturers, including foreign manufacturers;
•  pricing pressures causing margins to decrease;
•  general economic conditions and changes in the demand for Coleman Cable’s products by key customers;
•  the consummation of acquisitions;
•  failure to identify, finance or integrate acquisitions;
•  failure to accomplish integration activities on a timely basis;
•  failure to achieve expected efficiencies in Coleman Cable’s manufacturing and integration consolidations;
•  changes in the cost of labor or raw materials, including PVC and fuel costs;
•  inaccuracies in purchase agreements relating to acquisitions;
•  failure of customers to make expected purchases, including customers of acquired companies;
•  unforeseen developments or expenses with respect to Coleman Cable’s business acquisition, integration and consolidation efforts; and
•  other risks and uncertainties, including those described under “Item 1A. Risk Factors” in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com
Financial Tables Follow
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Coleman Cable, Inc. Announces Second-Quarter and First-Half 2008 Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Thousands, except per share date)
(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007
Net Sales	$267,578	247,018	$520,062	356,414
Cost of goods sold	239,286	218,640	462,921	311,550

Gross profit	28,292	28,378	57,141	44,864

Selling, engineering, general and administrative expenses	13,480	11,005	26,240	19,485
Intangible amortization expense	3,106	2,563	5,768	2,563
Restructuring charges	2,835	163	3,011	527

Operating income	8,871	14,647	22,122	22,289

Interest expense, net	7,531	8,120	15,335	11,224
other loss, net	2	17	123	27

Income before Income Taxes	1,338	6,510	6,664	11,038

Income tax expense	495	2,412	2,563	4,146

Net Income	$843	$4,098	$4,101	$6,892

Earnings per common share date
Net income per share
Basic	$0.05	$0.24	$0.24	$0.41
Diluted	0.05	0.24	0.24	0.41

Weighted average common shares outstanding
Basic	16,787	16,787	16,787	16,787
Diluted	16,809	16,933	16,804	16,798
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Coleman Cable, Inc. Announces Second-Quarter 2008 Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
Non-GAAP Results
(Thousands)

	Q2 2007	Q2 2008
	As Reported
Net sales	$247,018	$267,578
Cost of goods sold	218,640	239,286

Gross profit	28,378	28,292
% of net sales	11.5%	10.6%
Selling, engineering, general and administrative expenses	11,005	13,480
Intangible amortization expense	2,563	3,106
Restructuring charges	163	2,835

Operating profit	14,647	8,871
% of net sales	5.9%	3.3%
Interest expense-net	8,120	7,531
Other (income) expense	17	2

Income before income taxes	6,510	1,338
Income tax expense	2,412	495

Net income	$4,098	$843

% of net sales	1.7%	0.3%
Earnings per common share data
Net income per share
Basic	0.24	0.05
Diluted	0.24	0.05
Weighted average common shares outstanding
Basic	16,787	16,787
Diluted	16,933	16,809

	Q2 2007	Q2 2008
	Adjusted
Income before income taxes	6,510	1,338
Restructuring charges	163	2,835

	6,673	4,173
Income tax expense	2,472	1,544

Net income	$4,201	$2,629

Earnings per common share data
Net income per share
Basic	0.25	0.16
Diluted	0.25	0.16

EBITDA and Adjusted EBITDA
Net income	4,098	843
Interest expense-net	8,120	7,531
Income tax expense	2,412	495
Depreciation & amortization	6,412	7,052

EBITDA	$21,042	$15,921

% of net sales	8.5%	6.0%

Restructuring charges	163	2,835
Adjustments	—	—

Adjusted EBITDA	$21,205	$18,756

% of net sales	8.6%	7.0%
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Coleman Cable, Inc. Announces Second-Quarter and First-Half 2008 Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands)
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$5,293	$8,877
Accounts receivable, net	153,579	159,133
Inventories	132,532	138,359
Other Current Assets	18,141	13,084

Total Current Assets	309,545	319,453
Property, plant and equipment (net of accumulated depreciation)	79,273	79,963
Goodwill, intangible assets and other long-term assets, net	172,141	176,236

TOTAL ASSETS	$560,959	$575,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$858	$936
Accounts payable and accrued liabilities	74,600	87,992

Total current liabilities	75,458	88,928
Long-term debt	360,672	366,905
Other long-term liabilities	23,447	23,848

Total liabilities	384,119	390,753
Shareholders’ equity	101,382	95,971

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$560,959	$575,652

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